                                  SCHEDULE 14A

                                 (Rule 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION

                Proxy Statement Pursuant to Section 14(a) of the
                Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]
Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement          [_]  Soliciting Material Under Rule
[_]  Confidential, For Use of the              14a-12
     Commission Only (as permitted
     by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[_]  Definitive Additional Materials

                          Drew Industries Incorporated
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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[X]  No fee required.
[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)   Title of each class of securities to which transaction applies:

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2)   Aggregate number of securities to which transaction applies:

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3)   Per unit price or other underlying value of transaction  computed  pursuant to Exchange  Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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[_]  Check box if any part of the fee is offset as provided by Exchange Act Rule
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     previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     1)   Amount previously paid:

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DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601
__________

Notice of Annual Meeting of Stockholders
to be held May 31, 2007
__________

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of DREW INDUSTRIES INCORPORATED (the “Company”) will be held at The Roosevelt Hotel, Lexington Suite, 45 East 45th Street, New York, N.Y. 10017 on May 31, 2007 at 9:00 A.M., for the following purposes:

     (1) To elect a Board of eight Directors;

     (2) To ratify the selection of KPMG LLP as independent auditors for the Company for the year ending December 31, 2007; and

     (3) To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     Holders of record of the Company’s Common Stock at the close of business on the 10th day of April, 2007 shall be entitled to vote on all matters to be considered at the meeting or any adjournment or postponement thereof.

     A list of all stockholders entitled to vote at the meeting will be available for inspection for the ten days prior to the meeting at the office of the Company and will be available for inspection at the time of the meeting, at the place thereof.

By Order of the Board of Directors

EDWARD W. ROSE, III
Chairman of the Board of Directors

Dated: April 18, 2007
             White Plains, N.Y.

NOTICE TO HOLDERS OF COMMON STOCK

IF YOU DO NOT EXPECT TO ATTEND THE MEETING, PLEASE SIGN
AND RETURN THE ENCLOSED PROXY SO THAT YOU WILL BE
REPRESENTED. A POST-PAID ENVELOPE IS ENCLOSED
FOR YOUR CONVENIENCE.

DREW INDUSTRIES INCORPORATED

200 Mamaroneck Avenue
White Plains, New York 10601

________________

PROXY STATEMENT
________________

     The accompanying Proxy is solicited by the Board of Directors of Drew Industries Incorporated, a Delaware corporation (the “Company”), for use at the Annual Meeting of Stockholders to be held at The Roosevelt Hotel, Lexington Suite, 45 East 45th Street, New York, N.Y. 10017 on May 31, 2007 at 9:00 A.M., or any adjournment or postponement thereof, at which holders of record of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”), at the close of business on April 10, 2007 (the “Record Date”) shall be entitled to vote on all matters considered at the meeting.

     The cost of solicitation by the Company, including postage, printing and handling, and the expenses incurred by brokerage firms, custodians, nominees and fiduciaries in forwarding proxy material to beneficial owners will be borne by the Company. The solicitation is to be made primarily by mail, but may be supplemented by telephone calls, telegrams and personal solicitation. Management may also use the services of directors and employees of the Company to solicit Proxies, without additional compensation.

     Each Proxy executed and returned by holders of the Common Stock may be revoked at any time thereafter, except as to matters upon which, prior to such revocation, a vote shall have been cast pursuant to the authority conferred by such Proxy. A Proxy may be revoked by giving written notice of revocation to the Secretary of the Company or to any of the other persons named as proxies, or by giving a Proxy with a later date. The Proxies will be voted at the meeting for the Directors named in Proposal 1. “Election of Directors” in the manner indicated and, if no contrary instructions are indicated, in favor of the other Proposal described in this Proxy Statement; if specific instructions are indicated, the Proxies will be voted in accordance with such instructions. This Statement and the form of Proxy solicited from holders of the Common Stock are expected to be sent or given to stockholders on or about April 26, 2007.

     The Annual Report to Stockholders of the Company for the year ended December 31, 2006 is being mailed to each stockholder of record together with this Proxy Statement.

     THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2006 AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION (INCLUDING THE CONSOLIDATED FINANCIAL STATEMENTS AND THE SCHEDULE THERETO) IS PART OF THE ANNUAL REPORT TO STOCKHOLDERS WHICH ACCOMPANIES THIS PROXY STATEMENT. ADDITIONAL COPIES WILL BE FURNISHED TO ANY STOCKHOLDER WITHOUT CHARGE UPON REQUEST TO THE COMPANY AT 200 MAMARONECK AVENUE, WHITE PLAINS, NEW YORK 10601, TELEPHONE (914) 428-9098. THE ANNUAL REPORT ON FORM 10-K IS ALSO AVAILABLE THROUGH LINKS ON THE COMPANY’S WEBSITE WWW.DREWINDUSTRIES.COM.

THE COMPANY

     The Company was incorporated under the laws of Delaware on March 20, 1984. The Company’s principal executive and administrative offices are located at 200 Mamaroneck Avenue, White Plains, New York 10601; telephone number (914) 428-9098; website: www.drewindustries.com; e-mail: drew@drewindustries.com. Note that the information located on our website, whether or not referred to in this Proxy Statement, is not incorporated by reference into this Proxy Statement.

VOTING SECURITIES

     The Company had outstanding on the Record Date 21,755,760 shares of Common Stock. The Company’s stock trades on the New York Stock Exchange (NYSE) under the symbol “DW.”

Voting

     Stockholders of record will be entitled to one vote on each matter for each share of Common Stock held on the Record Date. A majority of the outstanding shares of Common Stock must be present or represented by proxy at the meeting in order to have a quorum. Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the meeting. In the election of directors, Proposal No. 1, the eight nominees receiving the highest number of affirmative votes will be elected. See Proposal 1. “Election of Directors – Corporate Governance and Related Matters – Majority Voting”, for a discussion of the Company’s position regarding majority voting for directors rather than plurality voting. Proposal No. 2 requires the approval of the affirmative vote of a majority of the shares of Common Stock present or represented by proxy and voting at the meeting, together with the affirmative vote of a majority of the required quorum. Abstentions and broker non-votes (which may occur if a beneficial owner of stock whose shares are held in a brokerage or bank account fails to provide the broker or bank with voting instructions as to such shares) can have the effect of preventing approval of a proposal where the number of affirmative votes, though a majority of the votes cast, does not constitute a majority of the required quorum. If the persons present or represented by proxy at the meeting constitute the holders of less than a majority of the outstanding shares of Common Stock as of the Record Date, the meeting may be adjourned to a subsequent date for the purpose of obtaining a quorum. Votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and, if possible, broker non-votes.

Recommendations of the Board of Directors

     Drew’s Board of Directors recommends that you vote FOR each of the nominees of the Board of Directors (Proposal No. 1), and FOR ratification of the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007 (Proposal No. 2).

Principal Holders of Voting Securities

     Set forth below is information with respect to each person known to the Company on March 20, 2007 to be the beneficial owner of more than five percent of any class of the Company’s voting securities, which consists of Common Stock only (including options which are exercisable within 60 days):

	Amount and Nature		Approximate
Name and Address	of Beneficial		Percent of
of Beneficial Owner	Ownership		Class
Edward W. Rose, III(1)	1,501,660	(2)	6.7%
2100 McKinney – Suite 1780
Dallas, Texas 75201

L. Douglas Lippert(1)	1,121,684	(2)	5.0%
2390 Tamiami Trail
Suite 108
Naples, Florida 34103

Royce & Associates, LLC(1)	1,998,100	(3)	9.0%
1414 Avenue of the Americas
New York, NY 10019

FMR Corp.(1)	1,849,900	(3)	8.3%
82 Devonshire Street
Boston, Massachusetts 02109

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	Amount and Nature	Approximate
Name and Address	of Beneficial	Percent of
of Beneficial Owner	Ownership	Class
Columbia Wanger Asset Management, LP(1)	1,440,000 (3)	6.5%
227 West Monroe Street, Suite 3000
Chicago, IL 60606

(1) The person named has sole voting and investment power with respect to such shares.

(2) See “Voting Securities—Security Ownership of Management.”

(3) As of December 31, 2006.

     To the knowledge of the Company, other than persons acting as nominees or custodians for various stock brokerage firms and banks, which persons do not have beneficial ownership of the Common Stock, no other person owns of record or beneficially more than five percent of the voting securities of the Company.

Security Ownership of Management

     Set forth below is information with respect to beneficial ownership at March 20, 2007 of the Common Stock (including options which are exercisable within 60 days) by each Director, each of whom is a nominee for election, and by all Directors and Executive Officers of the Company as a group.

	Amount and Nature		Approximate
Name and Address	of Beneficial		Percent of
of Beneficial Owner	Ownership		Class
Leigh J. Abrams(1)	270,416	(2)	1.2%
200 Mamaroneck Avenue
White Plains, New York 10601

Edward W. Rose, III(1)	1,501,660	(3)	6.7%
2100 McKinney – Suite 1780
Dallas, Texas 75201

David L. Webster(1)	238,680	(4)	1.1%
4381 Green Oaks Blvd.
Arlington, Texas 76016

L. Douglas Lippert	1,121,684	(5)	5.0%
2390 Tamiami Trail
Suite 108
Naples, Florida 34103

James F. Gero(1)	135,820	(6)	0.6%
11900 North Anna Cade Road
Rockwall, Texas 75087

Frederick B. Hegi, Jr	72,500	(7)	0.3%
750 North St. Paul
Dallas, Texas 75201

David A. Reed	24,100	(8)	0.1%
1909 Cottonwood Valley Circle
Irving, Texas 75038

John B. Lowe, Jr	8,500	(9)	—
13850 Diplomat Drive
Dallas, Texas 75234

Jason D. Lippert	133,338	(10)	0.6%
2766 College Avenue
Goshen, Indiana 46528

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	Amount and Nature		Approximate
	of Beneficial		Percent of
	Ownership		Class
All Directors and Executive Officers as a group
(15 persons including the above-named. Except
as otherwise indicated, persons in the group
who are not directors or nominees and who
own individually less than 1% are not listed)	3,732,022	(11)	16.7%

(1)

Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on May 31, 1989, the persons indicated, together with certain other persons, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such persons that a group exists.

(2)

Mr. Abrams has sole voting and dispositive power with respect to the shares owned by him. Includes 6,004 shares of Common Stock held by Mr. Abrams as Custodian under the New York Uniform Gifts to Minors Act for the benefit of a member of his immediate family. Mr. Abrams disclaims any beneficial interest in the shares held as Custodian. In November 2003 and November 2005, Mr. Abrams was granted options to purchase, respectively, 30,000 shares of Common Stock at $12.78 per share, and 25,000 shares at $28.33 per share. Although no part of such options have been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(3)

Mr. Rose has sole voting and dispositive power with respect to the shares owned by him. Excludes deferred stock units representing 26,404 shares granted to Mr. Rose in lieu of cash compensation in payment of director’s fees. Includes 96,000 shares owned by Cardinal Investment Company, Inc. Profit Sharing Plan, of which Mr. Rose is Trustee. Mr. Rose is the sole stockholder of Cardinal Investment Company, Inc. Excludes 200,000 shares of Common Stock held in trusts for the benefit of members of Mr. Rose’s immediate family. Mr. Rose’s wife has sole voting and investment power with respect to an additional 27,840 shares owned by her of record. Mr. Rose disclaims any beneficial interest in such shares. In December 2002, 2003 and 2004, Mr. Rose was granted options to purchase 10,000 shares of Common Stock at $7.875, $13.80 and $16.15 per share, respectively, and in December 2005 and 2006, Mr. Rose was granted options to purchase 7,500 shares at $28.71 and $26.39 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. See “Voting Securities—Principal Holders of Voting Securities.”

(4)

Mr. Webster has sole voting and dispositive power with respect to such shares. In November 2003 and 2005, Mr. Webster was granted options to purchase, respectively, 30,000 shares of Common Stock at $12.78 per share and 25,000 shares at $28.33 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(5)

Includes 237,554 shares held by L. Douglas Lippert as Trustee for trusts for the benefit of members of Mr. Lippert’s immediate family, over which Mr. Lippert has sole voting and dispositive power. Mr. Lippert disclaims beneficial ownership of such shares. Pursuant to Rules 13-1(f)(1)-(2) of Regulation 13-D of the General Rules and Regulations under the Exchange Act, on October 17, 1997, Mr. Lippert, together with certain other persons, jointly filed a single Schedule 13-D Statement (as amended) with respect to the securities listed in the foregoing table. Such persons made the single, joint filing because they may be deemed to constitute a “group” within the meaning of Section 13(d)(3) of the Exchange Act, although neither the fact of the filing nor anything contained therein shall be deemed to be an admission by such

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persons that a group exists. In November 2003, December 2005, and December 2006, Mr. Lippert was granted options to purchase, respectively, 10,000 shares of Common Stock at $12.78 per share, 7,500 shares at $28.71 per share, and 7,500 shares at $26.39 per share. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned. See “Voting Securities—Principal Holders of Voting Securities.”

(6)

Mr. Gero shares voting and dispositive power with respect to such shares with his wife. Excludes deferred stock units representing 18,676 shares granted to Mr. Gero in lieu of cash compensation in payment of director’s fees. In December 2002, 2003 and 2004, Mr. Gero was granted options to purchase 10,000 shares of Common Stock at $7.875, $13.80, and $16.15 per share, respectively, and in December 2005 and 2006, Mr. Gero was granted options to purchase 7,500 shares at $28.71 and $26.39 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(7)

Mr. Hegi has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 18,364 shares granted to Mr. Hegi in lieu of cash compensation in payment of director’s fees. In December 2002, 2003 and 2004, Mr. Hegi was granted options to purchase 10,000 shares of Common Stock at $7.875, $13.80, $16.15 per share, respectively, and in December 2005 and 2006, Mr. Hegi was granted options to purchase 7,500 shares at $28.71 and $26.39 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(8)

Mr. Reed has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 1,968 shares granted to Mr. Reed in lieu of cash compensation in payment of director’s fees. In December 2004, Mr. Reed was granted an option to purchase 10,000 shares of Common Stock at $16.15 per share, and in December 2005 and 2006, Mr. Reed was granted options to purchase 7,500 shares at $28.71 and $26.39 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(9)

Mr. Lowe has sole voting and dispositive power with respect to such shares. Excludes deferred stock units representing 1,085 shares granted to Mr. Lowe in lieu of cash compensation in payment of director’s fees. In December 2005 and 2006, Mr. Lowe was granted options to purchase 7,500 shares of Common Stock at $28.71 and $26.39 per share, respectively. Although no part of such options has been exercised, all shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(10)

Mr. Lippert has sole voting and dispositive power with respect to such shares. Includes 10,868 restricted shares of Common Stock issued in payment of incentive compensation in accordance with the Company’s 2002 Equity Award and Incentive Plan. Mr. Lippert has the right to vote such shares, but the disposition of such shares is restricted. See “Equity Award and Incentive Plan— Restricted and Deferred Stock.” Mr. Lippert was granted the following options to purchase shares of Common Stock: in November 2001, 56,000 shares at $4.55 per share of which 39,700 have been exercised; in November 2003, 30,000 shares at $12.78 per share of which 12,000 have been exercised; in November 2004, 15,000 shares at $16.155 per share of which 3,000 have been exercised, and in November 2005, 25,000 shares at $28.33 per share. All shares subject to such options which are exercisable within 60 days are included in the above table as beneficially owned.

(11)	Includes 125,300 shares of Common Stock subject to options which are exercisable within 60 days.

Compliance with Section 16(a) of the Exchange Act

     Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and persons who beneficially own more than ten percent of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission (“SEC”) and the exchange on which the securities are traded. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

     Based on its review of the copies of such forms received by it, the Company believes that during 2006 its officers and directors (the Company not being aware of any 10 percent holder during 2006) complied with all such filing requirements applicable to them.

Proposal 1. ELECTION OF DIRECTORS

     The Board of Directors currently consists of eight directors. It is proposed to elect a Board of eight directors to serve until the next annual election or until their successors are elected and qualify.

     Unless contrary instructions are indicated, the persons named as proxies in the form of Proxy solicited from holders of the Common Stock will vote for the election of the nominees indicated below. All such nominees are presently directors of the Company. If any such nominees should be unable or unwilling to serve, the persons named as proxies will vote for such other person or persons as may be proposed by the Board of Directors. The Board of Directors has no reason to believe that any of the named nominees will be unable or unwilling to serve.

     The following table lists the current directors of the Company, each of whom is a nominee proposed by the Board of Directors for election by the holders of the Common Stock, all other positions and offices with the Company presently held by them, and their principal occupations, in each case as furnished by them to the Company. Each of the following nominees was elected to his present term of office at the Annual Meeting of Stockholders held on May 25, 2006.

Name and Age		Director
of Nominee	Position	since
Leigh J. Abrams	President, Chief Executive
(Age 64)	Officer and Director.	1984
Edward W. Rose, III	Chairman of the Board of
(Age 66)	Directors.	1984
David L. Webster.	Chairman, President and Chief
(Age 71)	Executive Officer of Kinro, Inc.,
	a subsidiary of the Company,
	and Director.	1984
L. Douglas Lippert	Director.	1997
(Age 59)
James F. Gero	Director.	1992
(Age 62)
Frederick B. Hegi, Jr	Director.	2002
(Age 63)
David A. Reed	Director.	2003
(Age 59)
John B. Lowe, Jr	Director.	2005
(Age 67)

     LEIGH J. ABRAMS, since April 2001, has also been a director of Impac Mortgage Holdings, Inc., a publicly-owned specialty finance company organized as a real estate investment trust.

     EDWARD W. ROSE, III, for more than the past five years, has been President and sole stockholder of Cardinal Investment Company, Inc., an investment firm. Mr. Rose also served as a director of ACE Cash Express, Inc., a publicly-owned company engaged in check cashing services, until its sale on October 5, 2006. From April 1999 to January 2003, Mr. Rose was a director of TX C.C., Inc., a privately-owned restaurant chain, against which an involuntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code was filed on February 21, 2003 in the U.S. Bankruptcy Court for the Northern District of Texas. A plan of reorganization was confirmed on January 28, 2004. Cardinal Investment Company, Inc., of which Mr. Rose is the sole stockholder, was an indirect General Partner of MJ Designs, L.P., a privately-owned retailer of arts and crafts products, which filed a petition for relief under Chapter 11 of the U.S. Bankruptcy Code in January 2003 in the U.S. Bankruptcy Court for the Northern District of Texas, later converted to a Chapter 7 liquidation.

     DAVID L. WEBSTER, since November 1980, has been President and Chief Executive Officer of Kinro, Inc. (“Kinro”), a subsidiary of the Company, and, since November 1984, has been Chairman of Kinro.

     L. DOUGLAS LIPPERT, from October 1997 until February 2003 was Chairman, President and Chief Executive Officer of Lippert Components, Inc. (“Lippert Components”), a subsidiary of the Company. Effective February 5, 2003, Jason D. Lippert, the son of L. Douglas Lippert, was appointed as President and Chief Executive Officer of Lippert Components, and L. Douglas Lippert continued as Chairman until December 31, 2006, the date on which his employment agreement expired. Mr. Lippert is President of Shoreline Investments, LLC, a private investment firm.

     JAMES F. GERO, Mr. Gero is a private investor. Mr. Gero also serves as Executive Chairman of the Board of Directors of Orthofix International, N.V., a publicly-owned international supplier of orthopedic devices for bone fixation and stimulation, and as a director of Intrusion.com, Inc., a publicly-owned supplier of security software.

     FREDERICK B. HEGI, JR., is a founding partner of Wingate Partners, including the indirect general partner of each of Wingate Partners L.P. and Wingate Partners II, L.P. Since May 1982, Mr. Hegi has served as President of Valley View Capital Corporation, a private investment firm. He is a director of the following publicly-owned companies: Lone Star Technologies, Inc., a diversified company engaged in the manufacture of tubular products; Texas Capital Bancshares, Inc., a regional and Internet bank; and is Chairman of the Board of United Stationers, Inc., a publicly-owned wholesale distributor of business products.

     DAVID A. REED, is President of Causeway Capital Management LLC, manager of a family investment partnership. Mr. Reed retired as Senior Vice Chair for Ernst & Young LLP in 2000 where he held several senior U.S. and global operating, administrative and marketing roles in his 26-year tenure with the firm. He served on Ernst and Young LLP’s Management Committee and Global Executive Council from 1991 to 2000. Mr. Reed is a director of Lone Star Technologies Inc., a publicly-owned diversified company engaged in the manufacture of tubular products, and a director of Penson Worldwide, Inc., a publicly-owned company engaged in providing flexible technology-based processing solutions to the investment industry.

     JOHN B. LOWE, JR., has been Chairman of TDIndustries, Inc., a privately-owned national mechanical/electrical/plumbing construction and facility service company, since 1981. From January 1981 to January 2005, Mr Lowe also served as Chief Executive Officer of TDIndustries. Mr. Lowe is a director of Zale Corporation, a publicly-owned specialty retailer of fine jewelry. Mr. Lowe also serves as President of the Board of Trustees of the Dallas Independent School District and on the Board of Directors of the Texas Business and Education Coalition.

Other Executive Officers

     JASON D. LIPPERT, age 34, not a nominee for election as a director, has been President and Chief Executive Officer of Lippert Components, a subsidiary of the Company, since February 5, 2003. From May 2000, Mr. Lippert was Executive Vice President and Chief Operating Officer of Lippert Components, and from 1998 until 2000, Mr. Lippert served as Regional Director of Operations of Lippert Components. Effective January 1, 2007, Mr. Lippert was appointed Chairman of Lippert Components upon the resignation of L. Douglas Lippert as Chairman when his employment agreement expired.

     FREDRIC M. ZINN, age 56, not a nominee for election as a director, has been Chief Financial Officer and Executive Vice President of the Company for more than the past five years. Mr. Zinn is a Certified Public Accountant.

     SCOTT T. MERENESS, age 35, not a nominee for election as a director, has been Executive Vice President and Chief Operating Officer of Lippert Components since February 2003. From 2001 to 2003, Mr. Mereness was Vice President of Operations of Lippert Components, and from 1999 to 2001 Mr. Mereness was Regional Vice President for Manufactured Housing for Lippert Components.

     DOMENIC D. GATTUSO, age 66, not a nominee for election as a director, has been Executive Vice President of Kinro, Inc. since February 2004, and Chief Financial Officer of Kinro, Inc. since September 1985.

     HARVEY F. MILMAN, age 65, not a nominee for election as a director, has been Vice President-Chief Legal Officer of the Company since March 1, 2005. Prior thereto, Mr. Milman was a partner of the firm of Phillips Nizer LLP, counsel to the Company. Mr. Milman has served as Assistant Secretary of the Company for more than the past five years.

     JOSEPH S. GIORDANO III, age 38, not a nominee for election as a director, has been Corporate Controller and Treasurer of the Company since May 2003. From July 1998 to August 2002, Mr. Giordano was a Senior Manager at KPMG LLP, and from August 2002 to April 2003 Mr. Giordano was a Senior Manager at Deloitte & Touche LLP. Mr. Giordano is a Certified Public Accountant.

     JOHN F. CUPAK, age 57, not a nominee for election as a director, has been Secretary as well as Director of Internal Audit of the Company since May 2003, and from May 2003 until November 2004, Mr. Cupak also served as Director of Taxation. For more than the five years prior thereto, Mr. Cupak was Controller of the Company.

     Directors of the Company serve until the Company’s next annual meeting of stockholders, and until their successors are elected and qualified. Executive officers serve at the discretion of the Board of Directors. To the knowledge of the Company, no executive officer or director is related by blood, marriage or adoption to any other, except that L. Douglas Lippert, an incumbent director of the Company, is the father of Jason D. Lippert, who has been President and Chief Executive Officer of Lippert Components, Inc. since February, 2003 and Chairman of Lippert Components, Inc. since January 1, 2007.

Corporate Governance and Related Matters

     Statement Regarding Corporate Governance

     The Company regularly monitors developments in the area of corporate governance, including the Sarbanes-Oxley Act of 2002 and rules promulgated by the SEC and the New York Stock Exchange. The Company complies with all laws and rules applicable to corporate governance, and has continually implemented “best practices” as the Company deems appropriate to protect and enhance stockholders’ interests.

     The Company received notification in April 2007 from Institutional Stockholders Services, Inc. (“ISS”), a Rockville, Maryland-based independent research firm that advises institutional investors, that the Company’s corporate governance policies outranked 96.3 percent of all companies listed in the Russell 3000 index. The Company has no business relationship with ISS.

     Majority Voting

     The Company is aware of the movement to facilitate election of directors by a majority of votes cast, instead of by the traditional plurality voting method. We are committed to the highest standards of corporate governance, including stockholder democracy.

     However, because the law, regulations and practical aspects of implementing majority voting are just now evolving, we have determined not to change our voting procedure until we have the opportunity to assess these developments, and evaluate various voting methods currently being analyzed, critiqued and tested. We believe it is prudent and economical to carefully consider available alternatives and ultimately rely upon a voting procedure that has been demonstrated to be efficient, effective, in the best interest of the Company, and acceptable to our stockholders.

     In the meantime, our Corporate Governance and Nominating Committee will give careful consideration to any comments and suggestions which our stockholders may wish to submit regarding voting procedures or the nominating process. Send written suggestions to Corporate Governance and Nominating Committee, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601, or email to drew@drewindustries.com.

     Board of Directors

     The Board is elected annually by the Company’s stockholders, and each director is nominated for election every year. The Company does not have cumulative voting. The Board currently consists of two directors who are employed by the Company, and six non-employee directors. The non-employee directors are Edward W. Rose, III, L. Douglas Lippert, James F. Gero, Frederick B. Hegi, Jr., David A. Reed and John B. Lowe, Jr. Neither Messrs. Rose, Gero, Hegi, Reed or Lowe, nor any members of their immediate families, have any transactions or relationships with the Company or its subsidiaries. Accordingly, the Board has determined that each of these five directors meets the “independence” standards of New York Stock Exchange. L. Douglas Lippert was the Chairman of Lippert Components, Inc., a subsidiary of the Company, until December 31, 2006, the expiration date of his employment agreement. In addition, Mr. Lippert is the father of Jason D. Lippert, Chairman, President and Chief Executive Officer of Lippert Components, Inc. Accordingly, L. Douglas Lippert does not meet the independence standards of the New York Stock Exchange.

     In making the determination of independence, the Board applied the following standards, in addition to other relevant facts and circumstances:

  A director who is an employee, or whose immediate family member is an executive of the Company, is not independent until three years after the end of such employment relationship.

  A director who receives, or whose immediate family member receives, more than $100,000 per year in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), generally is not independent until three years after he ceases to receive more than $100,000 per year in such compensation.

  A director is not independent if (i) the director or an immediate family member is a current partner of a firm that is the Company’s internal or external auditor, (ii) the director is a current employee of such a firm, (iii) the director has an immediate family member who is a current employee of such a firm and who participates in the firm’s audit, assurance or tax compliance (but not tax planning) practice, or (iv) the director or an immediate family member was within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the company’s audit within that time.

  A director who is employed, or whose immediate family member is employed, as an executive officer of another company where any of the Company’s present executives serves on that company’s compensation committee is not independent until three years after the end of such service or the employment relationship.

  A director who is an executive officer or an employee, or whose immediate family member is an executive officer, of another company that makes payments to, or receives payments from the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, in each case is not independent until three years after falling below such threshold.

  A director who is, or whose immediate family member is, an officer, director or trustee of a not-for-profit organization that received contributions from the Company during the organization’s most recent fiscal year equal to or greater than the lesser of $50,000 and one percent of the organization’s total annual donations is not independent.

     The independent directors have complete access to, and are encouraged to communicate with, the Company’s Chief Executive Officer and any other executives of the Company. During the year ended December 31, 2006, the Board of Directors held 10 meetings. All directors attended at least 75 percent of the regularly scheduled and special meetings of the Board and the Board committees on which they served.

     Board members are expected to attend the Company’s annual meetings. At the Company’s 2006 annual meeting, all members of the Board, each of whom were nominees for re-election, were present. It is anticipated that all Board members who are standing for re-election will be present at the 2007 annual meeting.

     Executive Sessions

     The independent directors meet regularly in executive sessions without management. An executive session is held in conjunction with each regularly scheduled Board meeting and is led by a “Presiding Director.” Additional executive sessions may be called by the Presiding Director in his discretion or at the request of the Board. Mr. Rose, Chairman of the Board, has been designated as the Presiding Director.

     Contacting the Board of Directors.

     Any stockholder, or other interested party, who wishes to communicate with the Board of Directors, or the Presiding Director, or our independent directors as a group, or any member of the Board, may do so electronically by sending an e-mail to drew@drewindustries.com or by writing to any director c/o Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601, or at the address provided under the director’s name in “Voting Securities—Security Ownership of Management.” Communications received electronically or in writing will be distributed to the Chairman and Presiding Director or the other members of the Board, as appropriate, depending on the facts and circumstances outlined in the communications received. For example, communications regarding accounting, internal accounting, internal accounting controls and auditing matters generally will be forwarded to the chairman of the Audit Committee.

     Board Committees

     The Company has three standing committees of the Board of Directors: the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee. All members of each Committee are non-employee directors who meet the “independence” and experience standards of the New York Stock Exchange. The Board annually selects the directors who serve on the Committees. Each Committee functions pursuant to a written Charter and written Key Practices adopted by the Board of Directors.

     The Company’s Governance Principles, as well as the Charters and Key Practices of the Audit Committee, the Corporate Governance and Nominating Committee, and the Compensation Committee, in addition to the Company’s Guidelines for Business Conduct and Code of Ethics for Senior Financial Officers, can be accessed on the Company’s website at www.drewindustries.com. A copy of any corporate governance document will be furnished, without charge, upon written request to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Information on our website is not incorporated by reference into this Proxy Statement.

     Audit Committee. The purpose of the Audit Committee of the Board of Directors is to assist the Board in its oversight of (i) the conduct and integrity of the Company’s financial reporting, (ii) the Company’s compliance with legal and regulatory requirements, (iii) the independence, qualifications and performance of the Company’s independent auditor, and (iv) the performance of the Company’s systems of internal control over financial reporting and disclosure controls and procedures, and the Company’s internal audit function. The Committee also prepares an annual report for inclusion in the Company’s Proxy Statement. The Committee recommends to the Board of Directors, subject to stockholder ratification, the selection of the Company’s independent auditor.

     The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr. and John B. Lowe, Jr. Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. This Committee held 6 meetings during the year ended December 31, 2006.

     Corporate Governance and Nominating Committee. The purpose of the Corporate Governance and Nominating Committee of the Board of Directors is to assist the Board in (i) identifying qualified individuals to become Board members, (ii) determining the composition of the Board of Directors and its Committees, (iii) monitoring a process to assess Board effectiveness, (iv) developing and implementing the Company’s corporate governance principles, (v) evaluating potential candidates for executive positions, and (vi) overseeing the development of executive succession plans.

     The Corporate Governance and Nominating Committee currently consists of Frederick B. Hegi, Jr., James F. Gero, David A. Reed and John B. Lowe, Jr. Mr. Hegi serves as Chairman of the Committee. This Committee held 3 meetings during the year ended December 31, 2006.

     The Corporate Governance and Nominating Committee considers candidates for Board membership suggested by members of the Committee and other Board members, as well as by management and stockholders. In this connection, the Committee considers the composition of the Board with respect to experience, balance of professional interests, required expertise and other factors. The Committee uses the same criteria for evaluating candidates nominated by stockholders as it does for those proposed by Board members or management. To be considered for membership on the Board, a candidate must meet the following criteria, which are also set forth in the Company’s Governance Principles: (a) should possess the highest personal and professional ethics, integrity and values, and be committed to representing the long-term interests of the stockholders; (b) should have an inquisitive and objective perspective, practical wisdom and mature judgment; (c) must be willing to devote sufficient time to carrying out his or her duties and responsibilities effectively; (d) should be committed to serving on the Board for an extended period of time; (e) should be prepared to resign in the event of any significant change in his or her personal circumstances which may impair his or her ability to effectively serve on the Board; (f) directors who also serve as CEOs or in equivalent positions should not serve on more than two Boards of public companies in addition to the Company’s Board; and (g) directors who are not CEOs or equivalent should not serve on more than four Boards of public companies in addition to the Company’s Board.

     The Corporate Governance and Nominating Committee met in November 2006 to recommend to the Board each of the nominees for election as directors as set forth herein. Stockholders may recommend a prospective nominee for consideration by the Corporate Governance and Nominating Committee by sending the candidate’s name and qualifications, in writing, to Secretary, Drew Industries Incorporated, 200 Mamaroneck Avenue, White Plains, N.Y. 10601. Recommendations must be received by February 16, 2008 in order for a candidate to be considered for election at the 2008 annual meeting.

     Compensation Committee. The purpose of the Compensation Committee of the Board of Directors is: (i) to assist the Board in discharging its responsibilities in respect of compensation of the Company’s executive officers; and (ii) to prepare an annual report on executive compensation and a Compensation Discussion and Analysis for inclusion in the Company’s Proxy Statement.

     The Compensation Committee currently consists of James F. Gero, Edward W. Rose, III, Frederick B. Hegi, Jr., David A. Reed, and John B. Lowe, Jr. Mr. Gero serves as Chairman of the Committee. This Committee held 5 meetings during the year ended December 31, 2006.

     The Compensation Committee is responsible for reviewing the performance and development of the Company’s management in achieving corporate goals, and to ensure that the Company’s senior executives are compensated consistent with the long-term objectives of the Company as well as competitive practices. This Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company, reviews and sets the compensation of the Company’s Chief Executive Officer, recommends to the Board compensation of other senior executives, based on the recommendations of the Company’s Chief Executive Officer, including salary, bonus, incentive compensation and equity awards, administers the Company’s 2002 Equity Award and Incentive Plan, approves equity awards, and coordinates with the Corporate Governance and Nominating Committee with respect to compensation of directors. The Compensation Committee also ratified the compensation, consisting of salary and discretionary bonus, paid in 2006 to three executive officers of the Company and an executive officer of Kinro who are not “named executive officers.” See “Compensation Discussion and Analysis.”

     Stock Options

     It has been, and will continue to be, the Company’s policy to obtain stockholder approval for any equity-based compensation plans for directors, officers and employees. Moreover, the Company does not re-price stock options. In 2002, the Company began expensing the compensation related to stock options granted after January 1, 2002. As a result of recent changes in generally accepted accounting principles, commencing January 1, 2006, the Company expensed the compensation related to unvested stock options granted prior to January 1, 2002, which was less than $100,000 in 2006; and there will be no expense in 2007.

     Employees and Directors Guidelines for Business Conduct

     The Company has Guidelines for Business Conduct which all management employees and directors (exceeding 300 people) are required to follow in conducting the Company’s business, and a Code of Ethics for Senior Financial Officers governing the conduct of its Chief Executive Officer, the chief executive officers of its subsidiaries, and the financial officers of the Company and its subsidiaries. The Company has established a method, included in its Guidelines for Business Conduct, by which employees can make anonymous and confidential reports about the Company’s accounting practices, internal controls, auditing matters, or any other concerns they may have.

     Disclosure Committee

     The Company has established a Disclosure Committee comprised of executive, financial, operating and legal management personnel. The function of the Disclosure Committee is to develop and implement disclosure controls and procedures intended to ensure that information required to be disclosed by the Company in public reports is made available to management and reported within the specified time periods. Each quarter, the Company’s management personnel (exceeding 100 people) are required to certify in writing whether or not any matters arose that should be considered for disclosure.

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REPORT OF THE AUDIT COMMITTEE
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     The Audit Committee of the Board of Directors currently consists of David A. Reed, James F. Gero, Frederick B. Hegi, Jr., and John B. Lowe, Jr. (the “Committee”). Mr. Reed serves as Chairman of the Committee and has been determined by the Board of Directors to be an “audit committee financial expert” as defined by the Securities and Exchange Commission. The Committee is responsible for providing independent, objective oversight of the Company’s accounting functions and internal controls.

     Management is responsible for the Company’s internal controls and the financial reporting process. The independent auditors are responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America, and to issue a report thereon. As set forth in its Charter, the Committee acts only in an oversight capacity and relies on the work and assurances of management as well as the independent auditors and other advisors retained by the Company.

     The Committee has met and held discussions with management and the independent auditors. Management represented to the Committee that the Company’s consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America, and the Committee has reviewed and discussed with management and the independent auditors the consolidated financial statements, management’s assessment of the effectiveness of the Company’s internal controls over financial reporting, and the independent auditors’ evaluation of the Company’s internal controls over financial reporting. The Committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     The Company’s independent auditors also provided to the Committee the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Committee discussed with the independent auditors that firm’s independence.

     The Committee considered whether non-audit services provided by the independent auditors are compatible with maintaining the auditor’s independence. The Committee concluded that non-audit services provided by KPMG LLP during the year ended December 31, 2006, which consisted of tax planning and compliance, and other accounting and audit-related services, were compatible with KPMG LLP’s independence.

     Based on the Committee’s discussion with management and the independent auditors and the Committee’s review of the representations of management and the report of the independent auditors to the Committee, the Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

AUDIT COMMITTEE
David A. Reed, Chairman
James F Gero
Frederick B. Hegi, Jr.
John B. Lowe, Jr.

     The foregoing report of the Audit Committee shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

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COMPENSATION DISCUSSION AND ANALYSIS
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Compensation Overview

     Our executive compensation policy is designed to enable the Company to attract, motivate and retain competent senior executives by providing a competitive compensation opportunity based significantly on performance. Our intent is to provide fair and equitable compensation in a way that rewards management for exceeding pre-established earnings threshholds for the Company. The compensation policy links a significant portion of our executives’ total compensation to the Company’s performance on both a short-term and long-term basis, recognizes individual contribution, as well as overall business results, and aligns executive and stockholder interests.

     Objectives of Our Compensation Program

     The objectives of the compensation program applicable to our five highest compensated executives (the “named executive officers”) are designed to address each of the following:

  Compensation should be closely linked to the financial results of operations of the Company on both a short-term and long-term basis;

  Attract and retain talented, entrepreneurial executives by providing total compensation packages intended to meet or exceed compensation offered by other employers to comparable-level executives; and

  Align the long-term interests of our senior executives with the long-term interests of our stockholders by providing compensation in the form of equity- based awards, consisting principally of non-qualified options, which become vested generally over five years.

What We Reward

     Each of our named executive officers has been with the Company for an extended period, ranging from approximately 10 years to 37 years. Since 2000, our sales have nearly tripled from $253 million to $729 million, and income from continuing operations increased from $8 million to $31 million. These sales and earnings levels were achieved through substantial increases in market share, the introduction of a variety of new products, and the successful integration of a number of acquisitions. For many years, the compensation received by our senior executives has directly reflected the performance of the operations over which they have primary responsibility. Thus, an individual executive will receive an incentive award if that executive’s pre-established threshhold is exceeded, even if the results of that executive’s operations do not improve over the prior year, although in such case the incentive award will be less.

     To implement our belief in pay-for-performance, we have established performance-based incentive compensation programs for the Company’s Chief Executive Officer and the chief executive officers of our two operating subsidiaries, which in each case links incentive awards directly to earnings. The Company’s Chief Financial Officer is rewarded primarily based on the execution of his responsibilities, and the chief operating officer of one subsidiary is rewarded based on a combination of the execution of his responsibilities and the subsidiary’s results of operations. We intend to continue to reward performance that contributes to the overall success of the Company.

     We believe that the extent of the Company’s profits is the best barometer of our executives’ performance for the short-term. And we reward long-term return to stockholders because the non-qualified stock options granted by the Company to our senior executives vest over five years. Our compensation policy has demonstrated over time that sound business decisions by management which are in the best interests of the Company are also in the best interests of our stockholders, and ultimately in the best interests of our executives as well. Accordingly, we avoid establishing specific goals that could divert our executives’ attention from the fundamentals of effective and efficient operations.

What We Do Not Reward

  We do not reward sales growth because we believe that growth in sales alone, without consideration of the impact of growth on both short-term and long-term profits, could be achieved in a manner that does not benefit the business and operations of the Company.

  We do not grant bonuses for increases in the price of our stock because we believe that stock price is frequently the result of market factors beyond management’s control.

  We exclude the pre-existing earnings of acquired companies at the date of acquisition from the calculation of the incentive awards paid to our executives by increasing the threshold level of base earnings that are not subject to incentive awards for such executives.

  We do not directly link the compensation of our Chief Financial Officer to earnings levels because we believe our financial executive should be totally objective in recording and reporting financial information about the Company.

Elements of Compensation

     The primary components of our executive compensation program are base salary, bonus programs that include performance-based incentive compensation and discretionary bonuses, equity-based awards consisting principally of non-qualified stock options, and other personal benefits. While the components of compensation are considered separately in this discussion, we take into account the full compensation package provided to each of the named executive officers.

     Of the five named executive officers, the Chief Executive Officer of the Company and the chief executive officers of our two operating subsidiaries, Kinro and Lippert Components, receive incentive compensation depending on whether pre-established levels of earnings of the operations over which they have primary responsibility are exceeded; the Company’s Chief Financial Officer receives a discretionary bonus recommended by the Chief Executive Officer upon approval of the Compensation Committee; and the chief operating officer of Lippert Components receives a discretionary bonus determined by the chief executive officer of Lippert Components based on earnings of the subsidiary and the execution of his duties.

     Base Salaries

     We believe that the compensation of our executives who have the greatest ability to influence the Company’s results of operations should be primarily performance-based. The base salary paid to each of the Chief Executive Officer of the Company and the chief executive officers of Kinro and Lippert Components is $400,000, representing less than 50% of their total compensation for the last three years, and has remained unchanged for several years. The Compensation Committee determined this level of salary based on their own business experience and, although we believe this level is less than generally paid to comparable-level executives, we do not currently intend to increase these base salaries.

     Incentive Compensation

     Our incentive compensation programs are intended to motivate and reward the achievement of operating results in a manner that strengthens the Company’s long-term business outlook, and creates value for our stockholders. For the Company’s Chief Executive Officer, as well as for the chief executive officers of Kinro and Lippert Components, the performance-based incentive compensation is linked to the earnings achieved by each of the entities over which the executives have primary responsibility, and the amount of their incentive compensation will increase or decrease depending directly on the results of operations of those entities.

     Consistent with our emphasis on pay-for-performance compensation programs, in 2002, the Company adopted, and the Company’s stockholders approved, the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (the “2002 Plan”). The 2002 Plan authorizes the granting of performance-based awards in cash or stock based on pre-established performance criteria. The 2002 Plan is structured so that our performance-based incentive compensation qualifies for tax treatment that is favorable to the Company.

     Discretionary Bonus

     The Company’s Chief Financial Officer receives a discretionary bonus primarily based on the execution of his responsibilities, and the chief operating officer of one subsidiary receives a discretionary bonus based on a combination of the execution of his responsibilities and the subsidiary’s results of operations.

     Long-term Non-Qualified Stock Option Incentives

     We believe that our equity-based compensation program ensures that each member of management has a continuing personal interest in the long-term success of the Company and facilitates retention of our executives by creating a culture of ownership. Equity-based compensation also rewards our executives for long-term return to stockholders.

     The non-qualified stock options we grant to our employees begin to vest one year after they are granted, at the rate of one-fifth at the end of each year. Our practice has been to grant options every other year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could affect the market price of our stock on that date. The Company will not re-price stock options or cancel outstanding options and replace them with new options.

     Prior to granting options, the Compensation Committee determines the number of shares subject to options and the related Black-Scholes value which results in a reasonable expense to the Company at the time of the grant. The Committee grants options to the Company’s Chief Executive Officer and the chief executive officers of Kinro and Lippert Components. The Chief Executive Officer of the Company and the chief executive officers of Kinro and Lippert Components allocate the number of option shares established by the Committee among the other executives and employees of their respective operations, subject to approval of the Committee. The number of shares subject to options which are granted to employees every other year generally averages approximately 3.5% of the Company’s outstanding shares, or an average of 1.75% per year. There were no stock options granted to employees in 2006. In 2005, the five named executive officers received aggregate non-qualified options to purchase shares representing approximately 18% of the total 626,000 option shares granted to employees and Directors. The aggregate option expense to the Company for 2006 with respect to all the named executive officers was approximately $400,000.

     Because all options which are granted under the 2002 Plan are granted at fair market value, any value which is ultimately realized by the named executive officers through the exercise of stock options is based entirely on the Company’s performance, as perceived by investors in our stock who establish the price for the stock on the open market. To enhance the retention value of the Company’s executives, the Committee requires that certain of the Company’s named executive officers hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

     All of our named executive officers have been with the Company substantially their entire professional lives. We do not consider as a limiting factor the level of their equity ownership or the unvested portion of prior awards in granting equity-based awards. On the contrary, we believe that the greater the extent of their equity interest in the Company, the more closely aligned their personal interests become with the interests of our stockholders.

     Other Compensation Programs

     In order to be competitive with market employment and compensation practices, the Company maintains the following benefit programs:

     Retirement Plans

     The Company maintains discretionary 401(k) plans, covering all eligible employees, pursuant to which the Company matched a portion of contributions up to the 2006 statutory maximum of $8,800 per employee. The Company does not maintain any defined benefits retirement plans or other pension or profit-sharing plans. Although one of the Company’s 401(k) plans permits profit-sharing contributions, the Company has not made any such contributions to the plan.

     Deferred Compensation Plans

     The Company and Lippert Components recently established Executive Non-Qualified Deferred Compensation Plans. We do not make any contributions to the Plans but are responsible for certain costs of Plan administration, which are not significant. Pursuant to the Plans, commencing for 2007, certain of the named executive officers are eligible to defer all or a portion of their earned base salary and incentive compensation. Each Plan participant is fully vested in all deferred compensation and earnings credited to his or her account because the Plan participant has made all the contributions. Pursuant to the Plans, payments to the Plan participants will be made from our general unrestricted assets, and the obligations pursuant to the Plans are unfunded and unsecured.

     The Plan participant’s account is deemed invested (not actually invested) among various deemed investment alternatives selected by the Plan participant. The Company invests a portion of the compensation deferred by the Plan participant in life insurance policies that track the deemed investments selected by the Plan participant to generate the funds needed to make payments to the Plan participants. The deemed investments selected by the Plan participant determine the amount of earnings and losses that are credited to the Plan participant’s account.

     Supplemental Restricted Bonus

     Certain of the named executive officers receive annually a taxable bonus payment. The after-tax proceeds of the bonus are required to be invested by the executive in tax deferred annuities or cash value life insurance intended to provide retirement income. The aggregate amount of these bonuses paid to the named executive officers for 2006 was $144,600.

     Post-Retirement Benefits

     The Company does not have any structured post-retirement benefit plans, does not assume any specific obligation or liability for post-retirement benefits, and has made no representations to current or former employees with respect to the amount or nature of any post-retirement benefits. In the past, the Company has granted limited post-retirement compensation to certain retiring senior executives, in part for consulting services to facilitate executive transitions, and has provided limited post-retirement medical benefits, in each case on an individual basis depending on the executive’s circumstances at the time of retirement. In this connection, the Company had an accrual of approximately $500,000 at December 31, 2006, and will continue to record an annual expense expected to be less than $75,000 per annum with respect to these non-structured benefits. There are currently no payments being made to retired executives.

     Perquisites and All Other Benefits

     The Company maintains employee benefit plans in which the named executive officers participate, including life, disability, health, and long-term care insurance. The Company also provides to the named executive officers either an automobile together with related expenses or an automobile allowance. The aggregate amount of all perquisites and other benefits for all the named executive officers for 2006 was $359,415, and for any individual recipient these perquisites and other benefits did not exceed $99,300.

     The Company does not provide or reimburse our executives for personal use of an airplane or country club membership, or for financial planning, tax preparation or home security.

Change-in-Control

     In 2003, the Company entered into a change-in-control severance agreement with Fredric M. Zinn, our Executive Vice President and Chief Financial Officer, who has been with the Company for 26 years. The change-in-control benefit offers some protection for this executive in the event the Company is acquired or otherwise undergoes a change in control, and we believe would also encourage his effective assistance with change-in-control transactions that could be in the best interests of stockholders. The specific change-in-control provisions applicable to our Chief

Financial Officer are summarized in “Potential Payments on Termination or Change in Control.” Mr. Zinn is the only named executive officer with whom the Company has a change-in-control severance agreement.

Stock Ownership Requirements

     To further align the personal interests of senior executives with the interests of the Company’s stockholders, we have established guidelines for ownership of the Company’s stock by certain named executive officers, as a multiple of the executive’s base salary. Under our current guidelines of stock ownership, the Chief Executive Officer of the Company is required to own Company stock equal in value to 3.5 times his base salary, equivalent to $1.4 million of stock value, and the chief executive officers of our two operating subsidiaries are required to own company stock equal in value to 2.5 times their base salaries, equivalent to $1 million of stock value. We have determined that, as of December 31, 2006, these executives were in compliance with the guidelines.

     The Company’s senior executives are prohibited from pledging shares of the Company’s stock held by them, and from selling the Company’s stock short. Although no shares of the Company’s stock owned by senior executives have been pledged as collateral for loans, certain of our senior executives maintain their shares in broker accounts, the terms of which may subject such shares, as well as other shares in the account, to a lien in favor of the broker under certain circumstances.

Tax Deductibility of Compensation

     Section 162(m) of the Internal Revenue Code disallows a Federal income tax deduction to publicly-held companies for certain compensation paid to certain of their executive officers, to the extent that compensation exceeds $1 million per covered officer in any fiscal year. This limitation applies only to compensation which is not considered performance-based under the Section 162(m) rules. The Company’s 2002 Equity Award and Incentive Plan is structured so that compensation deemed paid in connection with performance-based incentive compensation or the exercise of option grants made under the Plan will qualify as performance-based compensation which will not be subject to the $1 million limitation, resulting in favorable tax treatment to the Company.

2006 Executive Performance and Compensation

     The compensation policy applied by the Company in establishing the compensation for the named executive officers is intended to provide competitive compensation that rewards performance and recognizes individual contribution.

     The Company’s Annual Report on Form 10-K which accompanies this Proxy Statement contains an extensive description and explanation of the Company’s results of operations for 2006. Briefly, although the Company continued to achieve solid profits, gain market share, and consummate strategic acquisitions, declines in shipments by the recreational vehicle and manufactured housing industries in the latter part of 2006, the two industries which the Company serves, caused the Company’s net income to decline 8% in 2006 compared to 2005, from approximately $33.6 million to $31.0 million.

     Chief Executive Officer

     The Company does not have an employment agreement with Leigh J. Abrams, our President and Chief Executive Officer. The Compensation Committee annually reviews Mr. Abrams’ written compensation arrangement with the Company, and recommends changes as appropriate. Prior to the outset of 2006, the Committee determined the base salary, as well as the performance criteria for incentive compensation, for Mr. Abrams. In doing so, the Committee took into account his long-term commitment to the success of the Company, the Company’s performance during his 27-year tenure as President and Chief Executive Officer, and the overall increase in stockholder value during that period. The Committee also considered Mr. Abrams’ history of effective leadership, innovative advice, and sound business decisions.

     Mr. Abrams’ 2006 compensation package included base salary of $400,000 (unchanged since 2001) plus performance-based incentive compensation equal to 2.5% of the Company’s consolidated income before income taxes and extraordinary items, in excess of the earnings threshold of $18.7 million. This incentive compensation program constitutes a pay-for-performance structure that has proven to be successful for the Company over many years. We raised the threshold level of base earnings applicable to Mr. Abrams that were not subject to incentive compensation to give effect to acquisitions during 2005 and 2006. Based on this formula, Mr. Abrams’ performance-based incentive compensation for 2006 was $800,629. Mr. Abrams incentive compensation for 2006 represented a decrease of 11.8%, from his 2005 incentive compensation, compared to a 6.2% decline in the Company’s 2006 consolidated income before income taxes from 2005. Perquisites and other benefits received by Mr. Abrams for 2006 in the aggregate amount of $99,300 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Abrams are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” No stock options were granted to Mr. Abrams in 2006.

     Chief Executive Officers of Subsidiaries

     As with the Company’s Chief Executive Officer, compensation of the chief executive officers of Kinro and Lippert Components is linked directly to earnings and is intended to reward performance and recognize individual contribution. Accordingly, the chief executive officers of Kinro and Lippert Components receive incentive compensation based upon the results of operations of the subsidiaries over which they have primary responsibility.

     Effective January 1, 2005, Kinro renewed its employment agreement with David L. Webster, President and Chief Executive Officer of Kinro, for the term expiring December 31, 2007. The agreement renews automatically for one-year terms unless terminated by either party. In determining the performance-based incentive criteria incorporated into the agreement, the Compensation Committee considered Mr. Webster’s 26-year tenure as Chief Executive Officer of Kinro, his extensive knowledge of the industries served by Kinro, as well as his long-standing reputation within those industries for quality products and excellent customer service, all of which have contributed continuously to the success of the Company for many years. Pursuant to the agreement, Mr. Webster receives base salary of $400,000 (unchanged since 1996) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Kinro exceeds the earnings threshold of $7.5 million, subject to adjustment for pre-existing earnings of acquired companies. Based on this formula, for 2006, Mr. Webster’s performance-based incentive compensation was $1,061,000. Mr. Webster’s incentive compensation for 2006 was virtually the same as his 2005 incentive compensation because, despite the decline in late 2006 in the industries served by Kinro, Kinro’s operating profit for 2006 was essentially unchanged from 2005. Perquisites and other benefits received by Mr. Webster for 2006 in the aggregate amount of $83,527 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Webster are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” No stock options were granted to Mr. Webster in 2006.

     Effective January 1, 2006, Lippert Components renewed its employment agreement with Jason D. Lippert, President and Chief Executive Officer of Lippert Components, for the term expiring December 31, 2010. The agreement incorporates the performance-based incentive compensation program that has proven to be successful for the Company. In determining the performance-based incentive criteria for Mr. Lippert, the Compensation Committee took into account the substantial increase in earnings achieved by Lippert Components since Mr. Lippert became primarily responsible for its operations, as well as his entrepreneurial approach to increasing market share through the introduction of new products and by strategic acquisitions. Pursuant to the agreement, Mr. Lippert receives base salary of $400,000 (unchanged since 2004) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Lippert Components exceeds the earnings threshold of $15.6 million, after giving effect to a charge for the utilization of assets, and subject to adjustment for pre-existing earnings of acquired companies. For 2006, Mr. Lippert’s performance-based incentive compensation was $754,000. Mr. Lippert’s incentive compensation for 2006 represented a decrease of 26.8% from his 2005 incentive compensation, compared to a 6.6% decline in 2006 from Lippert Components’ 2005 operating profit. Mr. Lippert’s incentive compensation decreased more than Lippert Components’ operating profit because of a larger asset utilization charge, as well as an increase in the applicable earnings threshold because of acquisitions. Perquisites and other benefits received by Mr. Lippert for 2006 in the aggregate amount of $69,218 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Lippert are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” No stock options were granted to Mr. Lippert in 2006.

     In April 2007, the Compensation Committee modified the employment agreement with Mr. Lippert to provide an additional incentive for 2007 for exceeding a pre-established threshold of return on assets (“ROA”) by Lippert Components for 2007. Mr. Lippert will be entitled to receive $150,000 if Lippert Components achieves an ROA of 20.7%, which will increase at the rate of $30,000 per 1% increase in the ROA over 20.7% . Lippert Components achieved an ROA of 17.6% in 2006. Mr. Lippert’s total incentive compensation for 2007 may not exceed 10% of the operating profit achieved by Lippert Components.

     Compensation of Other Senior Executives

     Fredric M. Zinn, our Executive Vice President and Chief Financial Officer, is responsible for ensuring complete, accurate and timely financial reporting and for controls over disclosure and financial reporting. Mr. Zinn’s functions also include arranging adequate sources of financing, analysis of acquisition candidates, and effective investor relations.

     In approving the compensation recommended for Mr. Zinn by our Chief Executive Officer, the Compensation Committee primarily evaluated Mr. Zinn’s effectiveness in discharging his responsibilities and, to a lesser degree, also considered the Company’s results of operations. For 2006, Mr. Zinn received base salary of $275,000 and a discretionary bonus of $215,000. Mr. Zinn’s bonus is discretionary because we do not believe it is appropriate to compensate financial executives based on reported levels of earnings. Mr. Zinn’s discretionary bonus for 2006 represented a decrease of 8.5% from his 2005 discretionary bonus. However, we believe Mr. Zinn excelled in the execution of his duties during 2006 and, as a result, Mr. Zinn’s base salary will increase by 3.6% for 2007. Perquisites and other benefits received by Mr. Zinn for 2006 in the aggregate amount of $80,377 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Zinn are shown in the table entitled “Unexercised Equity Awards at Fiscal Year end.” No stock options were granted to Mr. Zinn in 2006. Mr. Zinn has been an officer of the Company since 1986, but he does not have an employment agreement with the Company. In September 2003, the Company entered into a “double-trigger” change-in-control agreement with Mr. Zinn, the terms of which are summarized in “Potential Payments on Termination or Change in Control”.

     Scott T. Mereness, Chief Operating Officer of Lippert Components, receives a discretionary bonus determined by the chief executive officer of Lippert Components based on the results of operations of Lippert Components and Mr. Mereness’ overall effectiveness in discharging his duties. For 2006, in addition to base salary of $249,600, Mr. Mereness received a discretionary bonus of $546,000. Mr. Mereness’ discretionary bonus for 2006 represented a decrease of 20.2% from his 2005 bonus, compared to a 6.6% decline in 2006 from Lippert Components’ 2005 operating profit. Perquisites and other benefits received by Mr. Mereness for 2006 in the aggregate amount of $26,993 are shown in the column entitled “Other Compensation” in the Summary Compensation Table. Unexercised stock options owned by Mr. Mereness are shown in the table entitled “Unexercised Equity Awards at Fiscal Year End.” No stock options were granted to Mr. Mereness in 2006.

Compensation Process

     The Compensation Committee is responsible for reviewing the performance of the Company’s management in achieving the Company’s long-term business objectives, and ensuring that the Company’s senior executives are compensated consistent with the objectives of the Company as well as competitive practices. The Committee provides oversight and guidance in the development of compensation and benefit programs for senior executives of the Company. The Committee annually sets the compensation of the Company’s Chief Executive Officer, confirms that compensation paid to those named executive officers who have employment agreements is in compliance with the agreements, and ratifies the recommendation of the Company’s Chief

Executive Officer with respect to salary, discretionary bonus and equity awards for the Company’s Chief Financial Officer. The Chief Executive Officer recommended and negotiated the terms of the employment agreements with the chief executive officers of Kinro and Lippert Components, which the Committee reviewed and approved.

     The Compensation Committee periodically reviews the Company’s compensation policy utilizing both internal and external sources of information and analysis relating to financial results of operations, individual performance, long-term return to stockholders, and compensation afforded by other employers to comparable-level executives. If appropriate, changes are recommended. In 2003, the Company engaged an outside executive compensation consultant to assess the structure and competitiveness of the Company’s compensation program for senior executives, and the consultant found that the Company’s performance-based incentive compensation program is the “workhorse” of the Company’s executive compensation policy. Because our pay-for-performance compensation program has proved successful for the Company over a long term, for 2006 we did not engage an outside consultant with respect to executive compensation matters, nor have we engaged in formal benchmarking of our executive compensation.

Total Compensation Report

     Compensation “tally sheets” for each of the senior executives were reviewed by the Compensation Committee. The tally sheets reflected dollar amounts of all components of the named executive officers’ 2006 compensation, including base salary, performance-based incentive awards, discretionary bonuses, equity awards, personal benefits, perquisites and, where applicable, potential change-in-control severance payments. Based on the Committee’s review of the tally sheets, the Committee determined that the amounts of compensation paid to our named executive officers are reasonable, and are appropriate based on the financial results of operations of the Company and the individual performance of each of the executives. The Committee intends to review compensation tally sheets on an annual basis.

____________________________________

COMPENSATION COMMITTEE REPORT
____________________________________

     The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management and based on such discussion, the Compensation Committee recommended that the Board of Directors include the Compensation Discussion and Analysis in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 filed with the SEC.

COMPENSATION COMMITTEE
James F Gero, Chairman
Edward W. Rose, III
Frederick B. Hegi, Jr.
David A. Reed
John B. Lowe, Jr.

     The foregoing Compensation Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the SEC nor shall this information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, each as amended, except to the extent that the Company specifically incorporates it by reference into a filing.

SUMMARY COMPENSATION TABLE

     The following table sets forth the annual compensation awarded to or earned by our President and Chief Executive Officer, our Chief Financial Officer, and our three other most highly compensated executive officers (such five executive officers collectively, the “named executive officers”) for the year ended December 31, 2006. No stock options or stock awards were granted during 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
				Non-Equity
				Incentive
				Plan	All Other
Name and				Compen-	Compen-
Principal Position	Year	Salary	Bonus	sation	sation(1)	Total
Leigh J. Abrams	2006	$400,000	—	$800,629	$99,300	$1,299,929
President and
Chief Executive Officer
Fredric M. Zinn	2006	$275,000	$215,000	—	$80,377	$570,377
Executive Vice
President and Chief
Financial Officer
David L. Webster	2006	$400,000	—	$1,061,000	$83,527	$1,544,527
Chairman, President
and Chief Executive
Officer of Kinro
Jason D. Lippert	2006	$400,000	—	$754,000	$69,218	$1,223,218
Chairman, President
and Chief Executive
Officer of Lippert
Components
Scott T. Mereness	2006	$249,600	$546,000	—	$26,993	$822,593
Executive Vice President
and Chief Operating
Officer of Lippert
Components

(1)	Includes the following payments the Company made to or on behalf of our named executive officers:

(a)	(b)	(c)	(d)	(e)	(f)
	401(k)	Supplemental
	Matching	Restricted	Health	Other
Name	Contribution	Bonus (A)	Insurance	Perquisites (B)	Total
Leigh J. Abrams	$8,800	$30,000	$32,054	$28,446	$99,300
Fredric M. Zinn.	$8,800	$24,600	—	$46,977	$80,377
David L. Webster	$8,800	$50,000	$9,120	$15,607	$83,527
Jason D. Lippert	$8,800	$40,000	$5,868	$14,550	$69,218
Scott T. Mereness	$8,800	—	$5,868	$12,325	$26,993

(A)

Certain of our named executive officers receive annually a taxable bonus payment which they are required to invest in tax deferred annuities or cash value life insurance intended to provide retirement income.

(B)	Other perquisites include primarily personal use of company car or auto allowance, parking, and long-term care, life, and long-term disability insurance.

Grants of Plan-Based Awards

     There were no stock options granted to employees in 2006. The last grant to employees was in November 2005. The Company’s practice has been to grant stock options to employees every other year at our regular Board and Committee meetings in November, at an exercise price equivalent to the closing market price on the day before the grant. Our regular November meeting date is scheduled almost a year in advance. Accordingly, the granting of options, as well as the exercise price of the options, are determined independent of any general market conditions at that time or intervening Company events which could effect the market price of our stock on that date. The Company will not re-price stock options or cancel outstanding stock options and replace them with new stock options. To enhance the retention value of the Company’s executives, the Committee requires that certain of the Company’s senior executives hold for at least one year stock received upon exercise of vested stock options, unless the executive already owns a number of shares at least equivalent to the shares to be sold by the executive on exercise of options.

Equity Award and Incentive Plan

     On May 16, 2002, stockholders approved the Drew Industries Incorporated 2002 Equity Award and Incentive Plan (the “2002 Plan”).

     The following is a brief description of the material features of the 2002 Plan, as amended. This description is qualified in its entirety by reference to the full text of the Plan and the amendments thereto.

     Shares Available and Award Limitations. Subject to adjustment in the event of stock splits, stock dividends, and other extraordinary events, the total shares available at March 20, 2007 under the 2002 Plan was 2,252,942 shares (of which 1,374,137 shares are subject to outstanding stock options and deferred stock units and 878,805 shares are available for future grant) representing 9.4% of the Company’s shares outstanding on March 20, 2007, assuming exercise of all stock options and deferred stock units outstanding and available for grant. Shares delivered under the 2002 Plan may be either newly issued or treasury shares.

     The 2002 Plan includes a limitation on the amount of Awards that may be granted to any one Participant in a given year to qualify Awards as “performance-based” compensation not subject to the limitation on deductibility under Internal Revenue Code Section 162(m). Under this annual per-person limitation, no Participant may in any year be granted share-denominated Awards under the 2002 Plan relating to more than his or her “Annual Limit” for each type of Award. The Annual Limit is 100,000 shares (after giving effect to the September 2005 stock split) plus the amount of the Participant’s unused Annual Limit relating to the same type of Award as of the close of the previous year, subject to adjustment for splits and other extraordinary corporate events. Stock options, stock appreciation rights (“SARs”), restricted stock, deferred stock and bonus stock, are separate types of awards subject to a separate limitation. In the case of Awards not relating to shares in a way in which the share limitation can apply, no Participant may be granted Awards authorizing the earning during any year of an amount that exceeds the Participant’s Annual Limit, which is $1,200,000, plus the cumulative amount of the Participant’s unused cash Annual Limit as of the close of the previous year. The Annual Limit for non-stock-based Awards of $1,200,000 is separate from the Annual Limit of 100,000 shares (after giving effect to the September 2005 stock split) for each type of stock-based Award.

     No shares authorized under the 2002 Plan will be used for any award which could be characterized as a “repricing” of outstanding stock options.

     Eligibility. Executive officers and other employees of the Company and its subsidiaries, and non-employee directors, consultants and others who provide substantial services to the Company and its subsidiaries, are eligible to be granted Awards under the 2002 Plan.

     Administration. The 2002 Plan is administered by the Compensation Committee (the “Committee”), except that the Board of Directors (“Board”) may appoint any other committee to administer the 2002 Plan and may itself act to administer the Plan. Subject to the terms and conditions of the 2002 Plan, the Committee is authorized to select Participants, determine the type and number of Awards to be granted and the number of shares to which Awards will relate or the amount of a performance award, specify times at which Awards will be exercisable or settled, including performance conditions that may be required as a condition thereof, set other terms and conditions of such Awards, prescribe forms of Award agreements, interpret and specify rules and regulations relating to the Plan, and make all other determinations which may be necessary or advisable for the administration of the 2002 Plan. Nothing in the 2002 Plan precludes the Committee from authorizing payment of other compensation, including bonuses based upon performance, to officers and employees, including the named executive officers. The 2002 Plan provides that Committee members shall not be personally liable, and shall be fully indemnified, in connection with any action, determination, or interpretation taken or made in good faith under the 2002 Plan.

     Stock Options and SARs. The Committee is authorized to grant stock options, including both incentive stock options (“ISOs”), which can result in potentially favorable tax treatment to the Participant, and non-qualified stock options, and SARs entitling the Participant to receive the excess of the fair market value of a share on the date of exercise or other specified date over the grant price of the SAR. The exercise price of a stock option and the grant price of an SAR are determined by the Committee, but generally may not be less than the fair market value of the shares on the date of grant (except as described below). At the discretion of the Committee, stock options may be exercised by payment of the exercise price in cash, shares or other property (including broker-assisted cashless exercise procedures) or by surrender of other outstanding awards having a fair market value equal to the exercise price. Methods of exercise and settlement and other terms of SARs will be determined by the Committee.

     Restricted and Deferred Stock. The Committee is authorized to make Awards of restricted stock and deferred stock. Prior to the end of the restricted period, shares received as restricted stock may not be sold or disposed of by Participants, and may be forfeited in the event of termination of employment. The restricted period generally is established by the Committee. An Award of restricted stock entitles the Participant to all of the rights of a stockholder of the Company, including the right to vote the shares and the right to receive any dividends thereon, unless otherwise determined by the Committee. Except in the event of a change of control (as defined in the 2002 Plan), restricted stock may not be transferred prior to the first anniversary of the grant thereof. Deferred stock gives Participants the right to receive shares at the end of a specified deferral period, subject to forfeiture of the Award in the event of termination of employment under certain circumstances prior to the end of a specified period (which need not be the same as the deferral period). Prior to settlement, deferred stock Awards carry no voting or dividend rights or other rights associated with stock ownership.

     Bonus Shares, and Awards in lieu of Cash Obligations. The Committee is authorized to grant shares as a bonus free of restrictions, or to grant shares or other Awards in lieu of the Company’s obligations under other plans or compensatory arrangements, subject to such terms as the Committee may specify. The number of shares granted to an executive officer or non-employee director in place of salary, fees or other cash compensation must be reasonable, as determined by the Committee.

     Performance-Based Awards. To avoid the limitations on deductibility under Internal Revenue Code Section 162(m), the Committee may require satisfaction of pre-established performance goals, consisting of one or more business criteria and a targeted performance level with respect to such criteria, as a condition of Awards being granted or becoming exercisable or settleable under the 2002 Plan, or as a condition to accelerating the timing of such events. The Committee may specify that any such criteria will be measured before or after extraordinary or non-recurring items, before or after service fees, or before or after payments of Awards under the 2002 Plan.

     Other Terms of Awards. Awards may be settled in cash, shares, other Awards or other property, in the discretion of the Committee. The Committee may require or permit Participants to defer the settlement of all or part of an Award in accordance with such terms and conditions as the Committee may establish, including payment or crediting of interest on any deferred amounts. The Committee may condition Awards on the payment of taxes such as by withholding a portion of the shares or other property to be distributed (or receiving previously acquired shares or other property surrendered by the Participant) in order to satisfy tax obligations. Non-cash awards granted under the 2002 Plan generally may not be pledged or otherwise encumbered and are not transferable except by will or by the laws of descent and distribution, or to a designated beneficiary upon the Participant’s death, except that the Committee may permit transfers in individual cases, including for estate planning purposes.

     Vesting, Forfeitures, and Acceleration. The Committee may, in its discretion determine the vesting schedule of stock options and other Awards, the circumstances that will result in forfeiture of the Awards, the post-termination exercise periods of stock options and similar Awards, and the events that will result in acceleration of the ability to exercise and the lapse of restrictions, or the expiration of any deferral period, on any Award. In addition, the 2002 Plan provides that, in the event of a Change in Control of the Company, outstanding Awards will immediately vest and be fully exercisable, any restrictions, deferral of settlement and forfeiture conditions of such Awards will lapse, and goals relating to performance-based awards will be deemed met or exceeded to the extent specified in the performance-award documents. A Change in Control means generally (i) any person or group becomes a beneficial owner of 30% or more of the voting power of the Company’s voting securities, (ii) a change in the Board’s membership such that the current members, or those elected or nominated by vote of a majority of the current members and successors elected or nominated by them, cease to represent a majority of the Board in any period of less than two years, (iii) certain mergers or consolidations reducing the percentage of voting power held by stockholders prior to such transactions to under 51%, (iv) stockholder approval of a sale or liquidation of all or substantially all of the assets of the Company and (v) upon the sale of all or substantially all of the Company’s assets.

     Amendment and Termination of the 2002 Plan. The Board may amend, alter, suspend, discontinue, or terminate the 2002 Plan or the Committee’s authority to grant awards thereunder without stockholder approval unless stockholder approval is required by law, regulation, or stock exchange rule. Under these provisions, stockholder approval will not necessarily be required for amendments that might increase the cost of the 2002 Plan. However, stockholder approval is required for any amendment which may (a) increase the maximum number of shares of stock covered by the Plan or change the class of employees who are Eligible Persons; (b) reduce the exercise price for any stock options below the fair market value of the Common Stock on the date of the grant of such stock option; (c) extend beyond 10 years from the date of the grant the period within which any Award may be exercised; (d) extend the period beyond the termination date of the Plan during which Awards may be granted; or (e) increase the Annual Limit. Consistent with the foregoing, administrative amendments to the 2002 Plan have been adopted without stockholder approval, and an amendment increasing the number of shares subject to issuance under the 2002 Plan was adopted with stockholder approval. No awards may be made after the tenth anniversary of the effective date of the plan. Unless earlier terminated, the 2002 Plan will terminate at such time that no shares reserved under the 2002 Plan remain available and the Company has no further rights or obligations with respect to any outstanding Award.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

     The following table summarizes the number of shares of Common Stock underlying outstanding stock options held by each named executive officer as of December 31, 2006:

(a)	(b)	(c)	(d)	(e)	(f)	(g)
	Number	Number
	of Securities	of Securities			Value of	Value of
	Underlying	Underlying			Unexercised	Unexercised
	Unexercised	Unexercised	Option	Option	In-the-Money	In-the-Money
	Options	Options	Exercise	Expiration	Options	Options
Name	Exercisable	Unexercisable	Price	Date	Exercisable(1)	Unexercisable(1)
Leigh J. Abrams	18,000	12,000	$12.78	11/13/09	$238,140	$158,760
	5,000	20,000	$28.33	11/15/11	—	—

Fredric M. Zinn	16,000	—	$4.55	11/15/07	$343,360	—
	18,000	12,000	$12.78	11/13/09	$238,140	$158,760
	4,000	16,000	$28.33	11/15/11	—	—

David L. Webster	18,000	12,000	$12.78	11/13/09	$238,140	$158,760
	5,000	20,000	$28.33	11/15/11	—	—

Jason D. Lippert	26,300	—	$4.55	11/15/07	$564,398	—
	6,000	12,000	$12.78	11/13/09	$79,380	$158,760
	3,000	9,000	$16.16	11/18/10	$29,565	$88,695
	5,000	20,000	$28.33	11/15/11	—	—

Scott T. Mereness	30,000	—	$4.55	11/15/07	$643,800	—
	27,000	18,000	$12.78	11/13/09	$357,210	$238,140
	4,000	16,000	$28.33	11/15/11	—	—

(1)	The market value of our Common Stock at December 31, 2006 ($26.01 per share) less the exercise price, multiplied by the number of shares underlying the stock options.

OPTION EXERCISES AND STOCK VESTED

     The following table reflects the only stock option exercise by a named executive officer in 2006:

(a)	(b)	(c)
	Number of Shares	Value Realized
Name	Acquired on Exercise	on Exercise(1)
Jason D. Lippert	32,700	$571,437

(1)   The market value of the shares received on the exercise date less the exercise price of the stock options.

EMPLOYMENT AGREEMENTS

     Effective January 1, 2005, Kinro and its affiliates entered into an Amended and Restated Employment Agreement with David L. Webster, Chairman, President and Chief Executive Officer of Kinro. The Agreement renewed, and extended until December 31, 2007, Mr. Webster’s previous agreement. The agreement renews automatically for one-year terms unless terminated by either party. Pursuant to the Agreement, Mr. Webster receives base salary of $400,000 (unchanged since 1996) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Kinro and its affiliates exceeds $7.5 million, subject to adjustment for pre-existing earnings of acquired companies.

     Effective January 1, 2006, Lippert Components and its affiliates extended and amended its employment agreement with Jason D. Lippert, Chairman, President and Chief Executive Officer of Lippert Components, for the term ending December 31, 2010. Pursuant to the Agreement, Mr. Lippert receives base salary of $400,000 (unchanged since 2004) and performance-based incentive compensation equal to 5% of the amount by which the operating profit of Lippert Components and its affiliates exceeds $15.6 million, after giving effect to a charge for the utilization of capital assets, and subject to adjustment for pre-existing earnings of acquired companies. Pursuant to the agreement, the amount by which the incentive compensation earned by Mr. Lippert, if any, exceeds five times the base salary is required to be paid in deferred shares of the Company’s Common Stock.

     In April 2007, the Compensation Committee modified the employment agreement with Mr. Lippert to provide an additional incentive for 2007 for exceeding a pre-established threshold of return on assets (“ROA”) by Lippert Components for 2007. Mr. Lippert will be entitled to receive $150,000 if Lippert Components achieves an ROA of 20.7%, which will increase at the rate of $30,000 per 1% increase in the ROA over 20.7% . Lippert Components achieved an ROA of 17.6% in 2006. Mr. Lippert’s total incentive compensation for 2007 may not exceed 10% of the operating profit achieved by Lippert Components.

Potential Payments On Termination Or Change In Control

     Change in Control Agreement

     On September 12, 2003, the Company entered into a change-in-control agreement with Fredric M. Zinn, our Executive Vice President and Chief Financial Officer, who has been an officer of the Company since 1986. The agreement, as amended, provides for severance payable upon a Company-initiated termination within one year following, or 120 days prior to, a change-in-control, or a termination initiated by Mr. Zinn with good reason (defined as a reduction in Mr. Zinn’s compensation or a material change in Mr. Zinn’s authority and duty) within six months following a change-in-control. Change-in-control includes acquisition of 30% or more of the Company’s voting securities, or stockholder approval of a merger resulting in a change in voting control of more than 50% of the voting power of the Company’s existing securities, or liquidation of the Company. The agreement provides that Mr. Zinn will receive his then effective compensation for a period of two years if he is involuntarily terminated, or one year if he voluntarily terminates for good reason, subject to certain adjustments, and certain other benefits.

     Based on a hypothetical termination date of December 31, 2006, including the price of the Company’s Common Stock on that date, the change-in-control severance benefits for our Chief Financial Officer would have been as follows:

	Involuntary Termination	Voluntary Termination
Base Salary	$550,000	$275,000
Bonus	$433,333	$216,667
Other benefits	$135,277	$67,639
Fair market value
of accelerated options	$158,760	$158,760
Total	$1,277,370	$718,066

     Acceleration of Stock Options

     Pursuant to the 2002 Plan, in the event of a change-in-control (as defined in the 2002 Plan) all unexercisable stock options, including those held by the named executive officers, will become fully exercisable and vested and will remain exercisable and vested for the balance of the term of the stock option regardless of termination of employment, subject to the terms of the 2002 Plan. See “Equity Award and Incentive Plan – Vesting Forfeiture and Accelerations” and the table entitled “Outstanding Equity Awards at Fiscal Year End.”

     Termination of Employment

     In accordance with the Amended and Restated Employment Agreement with David L. Webster, Chairman, President and Chief Executive Officer of Kinro, if on account of physical or mental disability Mr. Webster does not perform his duties for a continuous period of six months, Kinro may, upon 30 days notice, terminate the Agreement. During the disability period, Mr. Webster will continue to receive his base salary, incentive compensation and other benefits in accordance with the Agreement. Upon termination, Mr. Webster will be entitled to receive his salary, less disability payments received, for the period ending on the first to occur of six months from the termination date, or expiration of the Agreement. At December 31, 2006, Mr. Webster would have received a payment of $140,000.

     In the event of Mr. Webster’s death during the term of the Agreement, Mr. Webster’s heir or designee will be entitled to the base salary which Mr. Webster would have received for the period ending on the first to occur of six months from the date of death, or expiration of the Agreement. At December 31, 2006, Mr. Webster’s heir or designee would have received a payment of $200,000.

     In accordance with the Executive Employment and Non-Competition Agreement with Jason D. Lippert, Chairman, President and Chief Executive Officer of Lippert Components, if on account of physical or mental disability Mr. Lippert does not perform his duties for a continuous period of six months, Lippert Components may, upon 30 days notice, terminate the Agreement. During the disability period, Mr. Lippert will continue to receive his base salary, incentive compensation and other benefits in accordance with the Agreement.

     In the event of Mr. Lippert’s death during the term of the Agreement, Mr. Lippert’s heir or designee will be entitled to the base salary which Mr. Lippert would have received for the period ending six months from the date of death. At December 31, 2006, Mr. Lippert’s heir or designee would have received a payment of $200,000.

DIRECTOR COMPENSATION

     The following table summarizes compensation paid to non-employee directors during 2006:

(a)	(b)	(c)	(d)	(e)
	Fees Earned or	Option	Other
Name	Paid in Cash	Awards(1)	Compensation(2)	Total
Edward W. Rose, III	—	$79,371	$117,400 (3)	$196,771
Chairman
James F. Gero	—	$79,371	$76,475	$155,846
Frederick B. Hegi, Jr.	—	$79,371	$75,325	$154,696
David A. Reed	$53,900	$79,371	$26,565	$159,836
John B. Lowe, Jr	$41,300	$79,371	$20,355	$141,026
L. Douglas Lippert	—	$79,371 (4)	$—	$79,371
Total	$95,200	$476,226	$316,120	$887,546

(1)

Non-employee directors are granted options to purchase the Company’s Common Stock each year at an exercise price equivalent to the closing market price of the Common Stock on December 15th. Represents the fair market value, at the date of grant, of options granted in 2006. The assumptions used in determining the fair market value of stock options, using the Black-Scholes option pricing model, can be found in Note 1 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for 2006.

(2)	Represents the value, as of the date earned, of deferred stock units issued in 2006 in lieu of cash compensation in payment of directors’ fees, except as noted in footnote 3.

(3)	Includes a supplemental restricted bonus of $30,000. See “Compensation Discussion and Analysis— Supplemental Restricted Bonus.”

(4)

Mr. Lippert was Chairman of Lippert Components, Inc. until December 31, 2006. As an employee of the Company, he did not receive compensation for serving as a director. He was granted a stock option because he agreed to remain on our Board of Directors subsequent to December 31, 2006 as a non-employee director.

Discussion of Director Compensation

     Directors who are employees of the Company do not receive additional or special compensation for serving as directors. The following table sets forth the rate of compensation paid to non-employee directors during 2006.

	2006
	Board or
	Committee	Other
	Chairman	Directors
Director Annual Fee	$54,000	$30,000
Director Fee Per Board Meeting (1)	$2,000	$1,000
Audit Committee Annual Fee	$15,000	—
Audit Committee Fee Per Meeting (1)	$2,500	$2,000
Compensation Committee Annual Fee	$5,000	—
Compensation Committee Fee Per Meeting (1)	$1,500	$1,000
Corporate Governance and Nominating
Committee Annual Fee	$5,000	—
Corporate Governance and Nominating
Committee Fee Per Meeting (1)	$1,500	$1,000

(1)   For 2007, all meeting fees will be increased by $500.

     To encourage our directors’ long-term ownership of the Common Stock of the Company, the 2002 Plan provides that non-employee directors may elect to accept deferred stock units in lieu of cash compensation in payment of directors’ fees. The number of stock units, credited at the fair market value of the stock on the date earned, is equivalent to 115% of the deferred fee. In general, the deferred stock units are distributed in the form of shares of Common Stock of the Company at the end of the initial deferral period selected by the director, subject to earlier distribution upon death, disability, or certain changes of control of the Company. Until shares representing the deferred stock are distributed, the director does not have any rights of a stockholder of the Company with respect to such shares. To date, three directors have elected to receive 100% of their fees in deferred stock units, and two directors have elected to receive 30% of their fees in deferred stock units resulting in an aggregate of 66,497 deferred stock units outstanding at December 31, 2006.

Compensation Committee Interlocks and Insider Participation

     No executive officer of the Company serves on the Compensation Committee, and there are no “interlocks,” as defined by the Securities and Exchange Commission.

TRANSACTIONS WITH RELATED PERSONS

     The Company currently has approximately 4,000 employees and seeks to employ the most qualified candidates. Consequently, the Company does not preclude the hiring of family members of incumbent directors and executive officers. The compensation of each of the following employees was established in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience and responsibilities.

     During 2006, the Company employed Stephanie Todd as Administrative Assistant at Kinro, who received salary and bonus of $73,525. Ms. Todd, who has been employed at Kinro in excess of twenty years, is the daughter of David L. Webster, President and Chief Executive Officer of Kinro and an incumbent director of the Company.

     During 2006, the Company employed at Lippert Components Jason D. Lippert, as Chairman, President and Chief Executive Officer, who received total compensation of $1,223,218 (see “Executive Compensation - Summary Compensation Table”); Joshua Lippert, as Vice President, Chief Financial Officer and Treasurer until his resignation on November 30, 2006, who received salary and bonus of $315,400, and Jarod Lippert as Information Systems Project Specialist, who

received salary and bonus of $87,400. Jason Lippert, Joshua Lippert and Jarod Lippert, who have been employed by Lippert Components in excess of thirteen, ten (until his resignation) and five years, respectively, are sons of L. Douglas Lippert, formerly Chairman, President and Chief Executive Officer of Lippert Components, and an incumbent director of the Company.

     Pursuant to a severance agreement between Joshua Lippert, the son of L. Douglas Lippert, an incumbent director of the Company, and Lippert Components Joshua Lippert served as Vice President and Treasurer of Lippert Components until November 30, 2006. Commencing December 1, 2006 until November 30, 2007, Joshua Lippert is serving as an independent consultant to Lippert Components in consideration for aggregate compensation in the amount of $70,000.

Review, Approval or Ratification of Transactions with Related Persons

     The Company’s written Guidelines for Business Conduct, applicable to all directors, officers and management-level employees, provides that any interests or activities of a director, officer or applicable employee that could, or could appear to, create a conflict of interest must be disclosed by a director or officer of the Company to the Chief Executive Officer of the Company, or by an officer of any of our subsidiaries to the chief executive officer of the subsidiary with which the person is employed. If the chief executive officer of the subsidiary determines that a waiver of the conflict of interest may be appropriate, a written waiver must be obtained from the Chief Executive Officer of the Company upon approval of our Audit Committee. If the Chief Executive Officer of the Company determines that a waiver may be appropriate for a director or officer of the Company, he must obtain approval of the Audit Committee. A conflict of interest exists if the director, officer or applicable employee has any interests or activities outside the Company that he or she could benefit from to the detriment of the Company, or that could, or could appear to, influence his or her actions on behalf of the Company.

Indemnification

     Section 145 of the Delaware General Corporation Law empowers a domestic corporation to indemnify any of its officers, directors, employees or agents against expenses, including reasonable attorney’s fees, judgments, fines and amounts paid in settlement which were actually and reasonably incurred by such person in connection with any action, suit or similar proceeding brought against them because of their status as officers, directors, employees or agents of the Company if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company. If the claim was brought against any such person by or in the right of the Company, the Company may indemnify such person for such expenses if such person acted in good faith and in a manner reasonably believed by such person to be in or not opposed to the best interests of the Company, except no indemnity shall be paid if such person shall be adjudged to be liable for negligence or misconduct unless a court of competent jurisdiction, upon application, nevertheless permits such indemnity (to all or part of such expenses) in view of all the circumstances.

     The Company’s Restated Certificate of Incorporation provides that the Company may indemnify its officers, directors, employees or agents to the full extent permitted by Section 145 of the Delaware General Corporation Law. Accordingly, no director of the Company is liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

     In 2004 and 2005, the Company entered into Indemnification Agreements with each of its directors and executive officers (and the executive officers of its subsidiaries, Kinro and Lippert Components). In doing so, the Company incorporated into contract its existing obligations for indemnification and advancement of indemnifiable expenses which currently are included in the Company’s Restated Certificate of Incorporation and Amended By-laws, and as provided by Section 145 of the Delaware General Corporation Law. Management believes that it is in the best interests of the Company to make service to the Company more attractive to existing and prospective directors and executive officers by virtue of the security afforded by contract.

Proposal 2. APPOINTMENT OF AUDITORS

     It is proposed that the stockholders ratify the appointment by the Board of Directors of KPMG LLP as independent auditors for the purpose of auditing and reporting upon the consolidated financial statements and internal control over financial reporting of the Company for the year ending December 31, 2007. KPMG LLP is a registered public accounting firm. It is expected that a representative of that firm will be present at the Annual Meeting of Stockholders to be held on May 31, 2007 and will be afforded the opportunity to make a statement and respond to appropriate questions from stockholders present at the meeting.

     Management recommends that you vote FOR ratification of the appointment of KPMG LLP as independent auditors for the year ending December 31, 2007.

Fees for Independent Auditors

     The following is a summary of the fee billed to the Company by KPMG LLP for professional services rendered for the fiscal years ended December 31, 2006 and 2005:

	2006	2005
Audit Fees:
Consists of fees billed for professional services rendered for the annual audit of the Company’s financial statements and for the reviews of the interim financial statements included in the
Company’s Quarterly Reports	$1,047,000	$1,063,000
Audit-Related Fees:
Consists primarily of fees billed for assistance with
regulatory filings and other audit related services and
filings	$17,000	$28,000
Tax Fees:
Tax Planning and Compliance:
Consists of fees billed for tax planning and compliance,
assistance with the preparation of tax returns, tax services rendered in connection with acquisitions made by the
Company and advice on other tax related matters	$61,613	$34,511
All Other Fees:
Other Services	—	—
Total All Fees	$1,125,613	$1,125,511

     As part of its duties, the Audit Committee is required to pre-approve audit and non-audit services performed by the independent auditors in order to assure that the provision of such services does not impair the auditors’ independence. The Audit Committee does not delegate to management its responsibilities to pre-approve services performed by the independent auditors.

     In making its recommendation to ratify the appointment of KPMG LLP as the Company’s independent auditors for the fiscal year ending December 31, 2007, the Audit Committee has determined that the non-audit services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP.

TRANSACTION OF OTHER BUSINESS

     As of the date of this Proxy Statement, the only business which Management intends to present or knows that others will present at the meeting is that set forth herein. If any other matter or matters are properly brought before the meeting, or any adjournment or postponement thereof, it is the intention of the persons named in the form of Proxy solicited from holders of the Common Stock to vote the Proxy on such matters in accordance with their judgment.

STOCKHOLDER PROPOSALS

     All proposals which stockholders of the Company desire to have presented at the Annual Meeting of Stockholders to be held in May 2008 must be received by the Company at its principal executive offices on or before December 31, 2007.

By Order of the Board of Directors

EDWARD W. ROSE, III
Chairman of the Board of Directors

April 18, 2007

DREW INDUSTRIES INCORPORATED

Proxy for Annual Meeting of Stockholders - May 31, 2007

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned, revoking any proxy heretofore given, hereby appoints LEIGH J. ABRAMS and FREDRIC M. ZINN, or either of them, proxies of the undersigned, with full power of substitution, with respect to all the shares of the Common Stock which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Drew Industries Incorporated, to be held at The Roosevelt Hotel, Lexington Suite, 45 East 45th Street, New York, N.Y. 10017 on May 31, 2007 at 9:00 A.M., and at any adjournment or postponement thereof, upon the following items as set forth in the Notice of Annual Meeting and Proxy Statement, and in their discretion on any other matters that may properly come before the meeting or any adjournment or postponement thereof.

(Continued and to be signed on the reverse side)

14475

ANNUAL MEETING OF STOCKHOLDERS OF

DREW INDUSTRIES INCORPORATED

May 31, 2007

Please date, sign and mail
your proxy card in the
envelope provided as soon
as possible.

\/     Please detach along perforated line and mail in the envelope provided.     \/

20830000000000001000 3	053107

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS AND “FOR” PROPOSAL 2.
PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

				FOR	AGAINST	ABSTAIN
1. TO ELECT A BOARD OF EIGHT DIRECTORS.		2.	TO RATIFY THE APPOINTMENT OF KPMG LLP AS	☐	☐	☐
INDEPENDENT AUDITORS.
NOMINEES:
☐ FOR ALL NOMINEES	O Edward W. Rose, III
O Leigh J. Abrams
☐ WITHHOLD AUTHORITY	O David L. Webster
FOR ALL NOMINEES	O L. Douglas Lippert
O James F. Gero
☐ FOR ALL EXCEPT	O Frederick B. Hegi, Jr.
(See instructions below)	O David A. Reed
O John B. Lowe, Jr.

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT”
and fill in the circle next to each nominee you wish to withhold, as shown here: ●

PLEASE CHECK HERE IF YOU PLAN TO ATTEND THE MEETING. ☐
To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via ☐
this method.

Signature of Stockholder	Date:	Signature of Stockholder	Date:

Note:	Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.